Exhibit 99.4

IMPORTANT INFORMATION FOR ANY U.S. SHAREHOLDERS

This allotment of listed subscription rights without contribution is made for the securities of a foreign company. The allotment is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the documents, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

The issuer expects the exercise of the rights to be exempt from registration in the United States in reliance upon the exemption provided by Rule 801 under the U.S. Securities Act of 1933, as amended (the “Act”), which requires prohibition of U.S. residents from transferring the rights other than through transfers in accordance with Regulation S under the Act. Accordingly, U.S. shareholders may exercise their allotted rights by following the prescribed procedures, but there will be no registration statement filed with the U.S. Securities and Exchange Commission. The rights will be listed on the Osaka Securities Exchange Co., Ltd. and will trade only through the book-entry facilities of the Japan Securities Depository Center, Inc. in Japan.

Disclaimer

The following is an English translation of the original Japanese document, prepared solely for the convenience of and reference by overseas investors. If there exist any discrepancies between the original Japanese language and English translation, the Japanese language will always prevail. The issuer shall not be liable for this translation or any loss or damage arising from this translation.

Cover

Document submitted:	Extraordinary Securities Report

Submitted to:	Director-General of the Kanto Local Finance Bureau

Date of submission:	May 14, 2013

Company name (Japanese)	J Torasuto Kabushikigaisha

English name:	J Trust Co., Ltd.

Name and title of the representative:	President & CEO Nobuyoshi Fujisawa

Place of head office:	1-7-12 Toranomon, Minato-ku, Tokyo

Telephone number:	03-4330-9100 (main number)

Contact:	Director Kazunori Kuroda

Place of contact:	1-7-12 Toranomon, Minato-ku, Tokyo

Telephone number:	03-4330-9100 (main number)

Contact:	Director Kazunori Kuroda

Place for general inspection of reference documents:

J Trust Co., Ltd. Osaka Branch

(4-4-12 Kitahama, Chuo-ku, Osaka)

Osaka Securities Exchange

(1-8-16 Kitahama, Chuo-ku, Osaka)

Note 1:On June 24, 2013, the Osaka Branch is scheduled to be relocated to the following location.

2-8-8 Higashi-Noda, Toshima-Ku, Osaka

Note 2:The integration of the cash equities markets of the Osaka Securities Exchange Co., Ltd. and Tokyo Stock Exchange, Inc. is scheduled for July 16, 2013.

1.	Reason for Submission

It was resolved to conduct an offering for the issuance of subscription rights outside of Japan (hereinafter referred to as “the Overseas Offering”) at the Board of Directors meeting of the Company on May 14, 2013. Accordingly, this extraordinary report is being submitted based on the stipulations of the Financial Instruments and Exchange Law Article 24-5-4 and Cabinet Office Ordinance concerning Disclosure of Corporate Affairs, etc. Article 19-1 and Article 19-2-1.

Furthermore, the above subscription rights shall be issued by the method of allotment without contribution pursuant to Article 277 of the Companies Act. This extraordinary securities report is also being submitted for the subscription rights to be allotted to shareholders residing outside Japan (hereinafter referred to as “shareholders residing outside Japan”) (the “Subscription Rights,” combined with the Subscription Rights allotted to shareholders residing in Japan collectively referred to as “all Subscription Rights”).

2.	Content of Report

A.	Issue of the Subscription Rights

J Trust Co., Ltd. 4th Subscription Rights

B.	Subscription right certificates

(i)	Number to be issued

3,871,572 shares

Expected number calculated based on the number of shareholders residing outside Japan as of March 31, 2013.

(ii)	Issue price (subscription price)

Allotment price: ¥0

Note: As the Subscription Rights will be allotted without contribution pursuant to Article 277 of the Companies Act, issue price of a share subscription right is as set forth above.

(iii)	Total amount of issue price

¥0

(iv)	Type, Details, and Number of shares underlying the Subscription Rights

(1)	Type and Details

Common shares of the Company (Number of shares in one share unit: 100)

(2)	Number

One share per the Subscription Rights

(v)	The amounts to be paid upon exercise of the Subscription Rights

¥1,800

(vi)	Exercise period of the Subscription Rights

From July 5 (Friday), 2013 to July 30 (Tuesday), 2013

(vii)	Conditions for the exercise of the Subscription Rights

No partial exercise of each Subscription Right shall be permissible.

(viii)	Issue price and amount of capital to be increased upon exercise of the Subscription Rights

The amount of capital that will be increased upon exercise of the Subscription Rights shall be equivalent to one-half of the maximum amount of capital increase calculated in accordance with Article 17 Paragraph 1 of the Corporate Calculation Rules, and any fraction of less than one yen as a result of such calculation shall be rounded up to the nearest one yen. The amount of capital reserve to be increased shall be the maximum amount of capital increase minus the amount of increased capital.

(ix)	Transfer of the Subscription Rights

The Company’s approval shall not be required for transfer of the Subscription Rights. (This is not deemed as one of the events stipulated in Article 236 Paragraph 1 (6) of the Companies Act.)

C.	Issuing method

The Subscription Rights are allotted by the method of allotment without contribution pursuant to Article 277 of the Companies Act.

D.	Name or title of underwriter or party conducting sales

Not applicable.

E.	Region of offering

Outside Japan

F.	Amount of proceeds to be acquired by issuing company and contents, amount, and expenditure schedule for each use

(i)	Amount of the proceeds from the new issuance of the Subscription Rights

(1) Total amount of payment	¥6,968,829,600
(2) Estimated expenses of issuance	¥70,784,568
(3) Estimated net proceeds	¥6,898,045,032

Notes:	1.	The total amount of payment above is an estimate calculated by multiplying the amount (¥113,069,318,400) to be paid upon exercise of all Subscription Rights assuming that exercise of all Subscription Rights was made with payment of the amount to be paid upon exercise of all Subscription Rights by the ratio (hereinafter referred to as “the Subscription Rights Ratio”) of the number of shares held by shareholders residing outside Japan as of March 31, 2013 to the total number of issued shares of the Company (excluding the number of the Company’s treasury shares).

	2.	The estimated expenses of issuance (including ¥565,346,592 in administrative fees paid to the account management agent, ¥395,892,614 in registration fees, ¥20,000,000 in outsourcing expenses for the financial advisor, and ¥167,241,002 in other fees (e.g., attorney’s fees under Japanese law and United States law, custodian fees, and advertising expenses etc., but excluding consumption tax) are an estimate calculated by multiplying the expenses of issuance by the Subscription Rights Ratio.

3.	In the case where all or a portion of Subscription Rights are not exercised during the exercise period, the above total amount of payment, estimated expenses of issuance and estimated net proceeds will be reduced.

(ii)	Amount of proceeds to be acquired through the new issuance of the Subscription Rights and contents, amount, and expenditure schedule for each use

The proceeds procured through the Allotment of Subscription Rights without Contribution may vary depending upon the level of the Subscription Rights that are exercised by shareholders allotted with the Subscription Rights and holders of Subscription Rights that purchased the Subscription Rights in the market. Assuming that all Subscription Rights are exercised, the proceeds (the amount stated in “(i) Estimated net proceeds” above) are to be used for the use described below.

The Company plans to use a maximum of ¥109,400,000,000 out of the estimated net proceeds of ¥6,898,045,032 described in item (i) above, combined with the estimated net proceeds of ¥105,022,793,160 from Subscription Rights issued to shareholders residing in Japan, for the purchase of credit and M&As both in Japan and overseas from August 2013 through March 2017. In addition, the Company plans to invest a maximum of approximately ¥2,500,000,000 out of the aforementioned estimated net proceeds in Chinae Savings Bank Co., Ltd. (hereinafter, “Chinae Savings Bank”) between August 2013 to March 2017. This contribution of capital will be used primarily to make loans and purchase credit in the period from August 2013 to March 2017. In the event that the Company reaches an agreement with the Resolution and Collection Corporation (hereinafter referred to as “RCC”) regarding the reduction of the Group’s debts with the RCC (hereinafter collectively referred to as “RCC debts”; balance as of the submission of this extraordinary report: approximately ¥22.5 billion with a remaining maturity exceeding six years and a 4% interest rate (annualized, fixed)), the proceeds could be allocated to the prepayment of the RCC debts (maximum repayment amounting to the current balance of ¥22.5 billion) on and after August 2013. If it is not possible to procure any funds for the acquisition through the proceeds procured through the Allotment of Subscription Rights without Contribution, it may become impossible to conduct the acquisition at the best timing or another financing method may be used, such as cash reserves or other interest-bearing debts.

G.	New issuance date (MM DD, YYYY)

May 31, 2013 (Allotment date)

H.	Title of listed securities exchange

The Subscription Rights are to be listed on the Osaka Securities Exchange.

I.	Total number of issued shares and capital as of May 13, 2013

The total number of issued shares of the Company	63,225,412 shares
The amount of capital	4,632 million yen

Notes:	The allotment of the Subscription Rights has not been and will not be registered or filed in jurisdictions other than Japan. Therefore, shareholders residing outside Japan (except for the institutional investors residing outside Japan who are not subject to such restrictions under applicable foreign laws) are advised to note that the exercise or transfer of the Subscription Rights may be restricted under applicable securities laws and other laws.

The Company expects the exercise of the rights to be exempt from registration in the United States in reliance upon the exemption provided by Rule 801 under the U.S. Securities Act of 1933, as amended (the “Act”), which requires prohibition of U.S. residents from transferring the rights other than through transfers in accordance with Regulation S under the Act.